Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

January 30, 2023

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2023-USNCH15370 to Product Supplement No. EA-08-01
dated September 28, 2022, Underlying Supplement No. 10 dated May 11, 2021 and
Prospectus Supplement and Prospectus each dated May 11, 2021

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

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Linked to a basket (the “basket”) comprised of the iShares® Expanded Tech-Software Sector ETF (33.34%); the Energy Select Sector SPDR® Fund (33.33%); and the Health Care Select Sector SPDR® Fund (33.33%) (each referred to as an “underlying”)

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Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the basket from the starting value to the ending value, subject to the maximum return. The maturity payment amount will reflect the following terms:

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If the value of the basket increases, you will receive the stated principal amount plus a positive return equal to 150% of the percentage increase in the value of the basket from the starting value, subject to a maximum return of 30.00% of the stated principal amount

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If the value of the basket remains unchanged or decreases, but the decrease is not more than 10% (the “buffer amount”), you will be repaid the stated principal amount

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If the value of the basket decreases by more than the buffer amount, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the basket in excess of the buffer amount

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Investors may lose up to 90% of the stated principal amount

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All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

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No periodic interest payments or dividends

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The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$712,000.00
Underwriting Discount and Commission(2)(3)	$23.40	$16,660.80
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$976.60	$695,339.20

(1) On the date of this pricing supplement, the estimated value of the securities is $966.80 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.34% ($23.40) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Terms of the Securities
Basket:	Underlying	Weighting	Initial Underlying Value*
	iShares® Expanded Tech-Software Sector ETF	33.34%	$277.37
	Energy Select Sector SPDR® Fund	33.33%	$89.14
	Health Care Select Sector SPDR® Fund	33.33%	$131.66
* For each underlying, its closing value on the pricing date.
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	January 30, 2023
Issue Date:	February 2, 2023
Calculation Day:	January 27, 2025, subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	February 3, 2025, subject to postponement as described in the accompanying product supplement.
Maturity Payment Amount:

For each $1,000 stated principal amount security you hold at maturity:

• If the ending value is greater than the starting value:

$1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate; and

(ii) the maximum return;

• If the ending value is less than or equal to the starting value, but greater than or equal to the threshold value:

$1,000; or

• If the ending value is less than the threshold value:

$1,000 + [$1,000 × (basket return + buffer amount)]

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the basket in excess of the buffer amount and will lose some, and possibly up to 90%, of the stated principal amount of your securities at maturity.

Participation Rate:	150%
Maximum Return:	30.00% of the stated principal amount ($300 per security). Because of the maximum return, the maturity payment amount will not exceed $1,300 per security.
Threshold Value:	90, 90% of the starting value
Buffer Amount:	10%
Starting Value:	100
Ending Value:	100 × (1 + the sum of the weighted underlying return of each underlying)
Basket Return:	(ending value – starting value) / starting value

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Underlying Return:	For each underlying, (final underlying value – initial underlying value) / initial underlying value
Weighted Underlying Return:	For each underlying, its underlying return multiplied by its weighting
Final Underlying Value:	For each underlying, its closing value on the calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	17330YVP2 / US17330YVP23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings. The accompanying underlying supplement contains information about the underlyings that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement, underlying supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-01 dated September 28, 2022: https://www.sec.gov/Archives/edgar/data/200245/000095010322016616/dp180778_424b2-wf0801.htm

•	Underlying Supplement No. 10 dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

•	Prospectus Supplement and Prospectus, each dated May 11, 2021: https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek leveraged exposure to the positive performance of the basket if the ending value is greater than the starting value, subject to the maximum return;

•	desire to limit the downside exposure to the basket through the buffer amount;

•	understand that if the ending value is less than the starting value by more than the buffer amount, they will receive less, and possibly significantly less, than the stated principal amount per security at maturity;

•	are willing to forgo interest payments on the securities and dividends on the underlyings; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the value of the basket may decrease by more than the buffer amount from the starting value to the ending value;

•	seek uncapped exposure to the upside performance of the basket;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlyings;

•	seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the information provided below.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

Determining Maturity Payment Amount

On the maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your maturity payment amount will depend on the performance of the basket. If the basket depreciates by more than the buffer amount such that the ending value is less than the threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential total return on the securities at maturity is limited to the maximum return. Your return on the securities will not exceed the maximum return, even if the basket appreciates by significantly more than the maximum return. If the basket appreciates by more than the maximum return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket and a pass-through of dividends even if the basket appreciates by less than the maximum return. Furthermore, the effect of the participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings.

You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings.

Your Maturity Payment Amount Depends On The Value Of The Basket On A Single Day.

Because your maturity payment amount depends on the value of the basket solely on the calculation day, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlyings or in another instrument linked to the basket that you could sell for full value at a time selected by you, or if the maturity payment amount were based on an average of values of the basket, you might have achieved better returns.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the value of the basket, the volatility of the closing values of the underlyings, the correlation between the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the basket may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The iShares® Expanded Tech-Software Sector ETF Is Subject To Risks Associated With The Software Sector.

All or substantially all of the equity securities held by the iShares® Expanded Tech-Software Sector ETF are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of software. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

The iShares® Expanded Tech-Software Sector ETF Is Subject To Risks Associated With Non-U.S. Markets.

Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Energy Select Sector SPDR® Fund Is Subject To Concentrated Risks Associated With The Energy Sector.

The stocks included in the index underlying the Energy Select Sector SPDR® Fund and that are generally tracked by the Energy Select Sector SPDR® Fund are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the securities are linked to the performance of the Energy Select Sector SPDR® Fund, an investment in the securities exposes investors to concentrated risks associated with investments in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

The Health Care Select Sector SPDR® Fund Is Subject To Risks Associated With The Health Care Sector.

All or substantially all of the securities held by the Health Care Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of health care through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the equity securities held by the Health Care Select Sector SPDR® Fund and the value of the Health Care Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of your securities.

Changes In The Closing Values Of The Underlyings May Offset Each Other.

The performances of the underlyings may not be correlated with each other. If one or more of the underlyings appreciates, the other underlyings may not appreciate as much or may even depreciate. In such event, the appreciation of the closing value of one or more of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the closing value of one or more of the other underlyings.

The Underlyings May Be Highly Correlated In Decline.

The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the underlyings specifically. If the underlyings become correlated in decline, the depreciation of one underlying will not be offset by the performance of the other underlyings and, in fact, each underlying may contribute to an overall decline from the starting value to the ending value.

An Investment In The Securities Is Not A Diversified Investment.

The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the underlyings differ in important respects, they each track the performance of a specific sector in equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations.

Our Offering Of The Securities Is Not A Recommendation Of The Basket Or The Underlyings.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of Any Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of any underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of any underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To An Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to an underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

The Value And Performance Of The Shares Of An Underlying May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

An underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of an underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by an underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the shares of an underlying are traded on an exchange and are subject to market supply and investor demand, the closing value of an underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in an underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

participants are willing to buy and sell the shares of an underlying. As a result, under these circumstances, the closing value of an underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of an underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

Changes That Affect The Underlyings May Affect The Value Of Your Securities.

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

The Stated Maturity Date May Be Postponed If The Calculation Day is Postponed.

The calculation day with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the maturity date will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the maturity payment amount on the securities, assuming the various hypothetical final underlying values and hypothetical ending values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual maturity payment amount on the securities will be. The actual maturity payment amount will depend on the actual final underlying values and actual ending value.

The examples below are based on a hypothetical initial underlying value for each underlying of $100, rather than the actual starting value of any underlying. For the actual initial underlying value of each underlying, see “Terms of the Securities” above. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual maturity payment amount on the securities will be calculated based on the actual initial underlying value of each underlying, and not the hypothetical values indicated below.

Hypothetical Payout Profile

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,300.00	30.00%
175.00	75.00%	$1,300.00	30.00%
150.00	50.00%	$1,300.00	30.00%
140.00	40.00%	$1,300.00	30.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.99	-10.01%	$999.90	-0.01%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

Hypothetical Examples

Example 1—Upside Scenario A. The hypothetical ending value is 105 (a 5% increase from the starting value), which is greater than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
iShares® Expanded Tech-Software Sector ETF	$105.00	5%	33.34%	1.67%
Energy Select Sector SPDR® Fund	$106.00	6%	33.33%	2.00%
Health Care Select Sector SPDR® Fund	$104.00	4%	33.33%	1.33%
Sum of the hypothetical weighted underlying returns:				5.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				105

Maturity payment amount per security = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 5% × 150%) and (ii) $300

= $1,000 + the lesser of (i) $75 and (ii) $300

= $1,075

Because the basket appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the basket multiplied by the participation rate, which in this case is less than the maximum return.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

Example 2—Upside Scenario B. The hypothetical ending value is 140 (a 40% increase from the starting value), which is greater than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
iShares® Expanded Tech-Software Sector ETF	$180.00	80%	33.34%	26.67%
Energy Select Sector SPDR® Fund	$130.00	30%	33.33%	10.00%
Health Care Select Sector SPDR® Fund	$110.00	10%	33.33%	3.33%
Sum of the hypothetical weighted underlying returns:				40.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				140

Maturity payment amount per security = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 40% × 150%) and (ii) $300

= $1,000 + the lesser of (i) $600 and (ii) $300

= $1,300

Because the basket appreciated from the starting value to the hypothetical ending value and the upside performance of the basket multiplied by the participation rate exceeds the maximum return, your total return at maturity would be limited to the maximum return in this case. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Par Scenario. The hypothetical ending value is 95 (a 5% decrease from the starting value), which is less than the starting value but greater than the threshold value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
iShares® Expanded Tech-Software Sector ETF	$95.00	-5%	33.34%	-1.67%
Energy Select Sector SPDR® Fund	$94.00	-6%	33.33%	-2.00%
Health Care Select Sector SPDR® Fund	$96.00	-4%	33.33%	-1.33%
Sum of the hypothetical weighted underlying returns:				-5.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				95

Maturity payment amount per security = $1,000

Because the hypothetical ending value is less than the starting value but greater than the threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

Example 4—Downside Scenario. The hypothetical ending value is 30 (a 70% decrease from the starting value), which is less than the threshold value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
iShares® Expanded Tech-Software Sector ETF	$20.00	-80%	33.34%	-26.67%
Energy Select Sector SPDR® Fund	$10.00	-90%	33.33%	-30.00%
Health Care Select Sector SPDR® Fund	$60.00	-40%	33.33%	-13.33%
Sum of the hypothetical weighted underlying returns:				-70.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				30

Maturity payment amount per security = $1,000 + [$1,000 × (basket return + buffer amount)]

= $1,000 + [$1,000 × (-70% + 10%)]

= $1,000 + ($1,000 × -60%)

= $1,000 + -$600

= $400

Because the basket depreciated from the starting value to the hypothetical ending value by more than the buffer amount, such that the hypothetical ending value is less than the threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the basket beyond the buffer amount.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Information About the Basket

The basket will represent an approximately equally weighted portfolio of the following three underlyings, with the return of each underlying having the weighting noted parenthetically: the iShares® Expanded Tech-Software Sector ETF (33.34%); the Energy Select Sector SPDR® Fund (33.33%); and the Health Care Select Sector SPDR® Fund (33.33%). The value of the basket will increase or decrease depending upon the performance of the underlyings. For more information regarding the underlyings, see the information provided herein.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 3, 2017 to January 30, 2023, assuming that the basket was constructed on January 3, 2017 with a value of 100 on that date and that each of the underlyings had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical daily values of the basket, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
The iShares® Expanded Tech-Software Sector ETF

The iShares® Expanded Tech-Software Sector ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P North American Expanded Technology Software IndexTM. The S&P North American Expanded Technology Software IndexTM measures the performance of U.S.-traded stocks from the software industry and select companies from the interactive home entertainment and interactive media and services industries in the U.S. and Canada, as determined by S&P Dow Jones Indices LLC.

The iShares® Expanded Tech-Software Sector ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment adviser to the iShares® Expanded Tech-Software Sector ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Expanded Tech-Software Sector ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Expanded Tech-Software Sector ETF trades on the Cboe BZX under the ticker symbol “IGV.”

Please refer to the section “The S&P North American Expanded Technology Software IndexTM” below for additional information.

We have derived all information regarding the iShares® Expanded Tech-Software Sector ETF from publicly available information and have not independently verified any information regarding the iShares® Expanded Tech-Software Sector ETF. This pricing supplement relates only to the securities and not to the iShares® Expanded Tech-Software Sector ETF. We make no representation as to the performance of the iShares® Expanded Tech-Software Sector ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Expanded Tech-Software Sector ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The S&P North American Expanded Technology Software IndexTM

All information contained in this pricing supplement regarding the S&P North American Expanded Technology Software IndexTM (the “Technology Software Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Technology Software Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Technology Software Index.

The Technology Software Index is a modified market capitalization-weighted index that is designed to measure the performance of U.S. traded securities in the Global Industry Classification Standard (GICS®) application software and systems software sub-industries, as well as applicable supplementary stocks. The Technology Software Index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Eligibility Criteria

To be eligible for index inclusion in the Technology Software Index, a company must satisfy the following criteria:

1	The company must be a member of either the S&P Total Market Index or the S&P/TSX Composite Index. The S&P Total Market Index is designed to measure the performance of the broad U.S. equity market. The S&P/TSX Composite Index is designed to measure the performance of the broad Canadian equity market.

2	A company’s stock must trade on the NYSE, the Nasdaq or Cboe. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American depositary receipts are not eligible.

3	At each reconstitution, the company must have full market capitalization above its sector capitalization cutoff of $1.4 billion as of the reconstitution reference date to be added to the index. This cutoff is subject to change depending on market requirements. Current constituents with a full market capitalization below 50% of their sector capitalization cutoff are removed.

4	Stocks must have a liquidity ratio greater than 30%. The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average full market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months but more than 22 trading days, the stock’s average daily share

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

volume for its entire trading history is used to calculate its liquidity ratio. Current index constituents with a liquidity ratio less than 15%, based on annualized dollar value traded for the prior six calendar months, are removed.

5	Companies with float below 20% are not eligible (10% for current constituents).

6	A company must be classified under the GICS® application software or systems software sub-industries. However, each of the following supplementary stocks is eligible for inclusion if it is not already included in the list of eligible GICS® sub-industries and it otherwise meets all eligibility criteria: the common stock of Activision Blizzard, Inc., the common stock of Electronic Arts Inc., the Class A common stock of Snap Inc., the common stock of Take-Two Interactive Software, Inc. and the Class A common stock of Zynga Inc.

At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

All publicly listed multiple share class lines are eligible for index inclusion.

Constituent Weighting

The Technology Software Index is weighted by float-adjusted market capitalization, subject to the diversification rules outlined below. The weight removed from a company due to the diversification rules is proportionally redistributed along all other uncapped index constituents.

The following procedure is used to ensure that no index constituent weighting exceeds the pre-defined maximum weight as of the rebalancing reference date:

1	The reference date for pricing is the second Thursday of March, June, September, and December.

2	With prices reflected on the pricing reference date, and membership, shares outstanding and IWFs as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3	If any company’s weight exceeds the company weight cap of 8.5%, that company’s weight is capped at 8.5% and all excess weight is proportionally redistributed to all uncapped companies within the Technology Software Index. If, after this redistribution, any company breaches the weight cap the process is repeated iteratively until no company breaches the company capping rule.

4	Then, the aggregate weight of the companies in the Technology Software Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5	If the rule in step 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in step 4 is satisfied or its individual weight falls to 4.5%.

6	This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until step 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Index Calculation

The Technology Software Index is a modified market capitalization-weighted index where index constituents have a defined weight in the Technology Software Index. The index value of the Technology Software Index is simply the market value of the Technology Software Index divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = × Sharesi × IWFi × AWFi

where Pi the price of stock i, Sharesi are the outstanding shares of stock i, IWFi is the float factor of stock i (as defined below) and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated as:

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

AWFi,t = CWi,t / Wi,t

where Wi,t is the uncapped weight of stock i on rebalancing date t based on the float-adjusted market capitalization of all index constituents and CWi,t is the capped weight of stock i on rebalancing date t as determined by the capping rules described under “— Constituent Weighting” above.

The Technology Software Index is calculated in U.S. dollars.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term, strategic shareholders, whose holdings are not considered to be available to the market.

For each component, S&P Dow Jones calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Technology Software Index.

The purpose of the divisor is to maintain continuity of the level of the Technology Software Index following the implementation of corporate actions, index rebalancing events, or other non-market driven actions. To assure that the Technology Software Index’s value, or level, does not change when stocks are added or deleted, the divisor is adjusted to offset the change in market value of the Technology Software Index. Thus, the divisor plays a critical role in the Technology Software Index’s ability to provide a continuous measure of market valuation when faced with changes to the stocks included in the Technology Software Index. In a similar manner, some corporate actions that cause changes in the market value of the stocks in the Technology Software Index should not be reflected in the level of the Technology Software Index. Adjustments are made to the divisor to eliminate the impact of these corporate actions on the Technology Software Index’s value.

Index Maintenance and Adjustments

The Technology Software Index membership is reviewed semi-annually, effective after the market close on the third Friday of June and December, respectively. The reconstitution reference date is after the market close of the last trading date of the previous month.

Weight capping is applied quarterly, after the market close on the third Friday of March, June, September and December. Constituents’ index shares are calculated using closing prices on the Thursday prior to the second Friday of the rebalancing month as the reference price. The shares are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since the shares are assigned in advance, the actual weight of each stock at the rebalancing differs from these weights due to market movements.

Additions. Except for spin-offs, companies can only be added to the Technology Software Index at the time of the semi-annual reconstitution. All companies not already in the Technology Software Index, which meet the eligibility criteria on the reconstitution reference date, are added to the Technology Software Index prior to the open of trading on the reconstitution date.

Deletions. Between rebalancings, a company can be deleted from the Technology Software Index due to corporate events such as mergers, acquisitions, takeovers or delistings. Deleted constituents are not replaced. In the case of GICS® changes, where a company does not belong to a qualifying sector after a classification change, it is removed from the Technology Software Index at the next reconstitution. If a supplementary stock is removed from the S&P Total Market Index, it is removed from the Technology Software Index simultaneously.

Spin-offs. The spun-off company is added to the Technology Software Index at a zero price after the market close of the day before the ex-date (with no divisor adjustment). If the spun-off company remains in the underlying universe (S&P Total Market Index or the S&P/TSX Composite Index), both the parent and the spun-off companies will remain in the Technology Software Index until the next index reconstitution, at which time each will be evaluated for continued membership. If the spin-off does not remain in the underlying universe, the spunoff company is then removed from the Technology Software Index after the close of its first day of regular way trading (with a divisor adjustment).

Other Corporate Actions. The Technology Software Index will be adjusted for other corporation actions, such as changes in shares outstanding, stock splits or reverse splits, special dividends, right offerings and mergers and acquisitions.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Index Committee’s (as defined below) discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Index Committee

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

The Technology Software Index is maintained by an S&P Dow Jones Indices Index Committee (the “Index Committee”). All members of the Index Committee are full-time professional members of S&P Dow Jones’ staff. At each meeting, the Index Committee reviews pending corporate actions that may affect the Technology Software Index’s constituents, statistics comparing the composition of the Technology Software Index to the market, companies that are being considered as candidates for addition to the Technology Software Index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to the Technology Software Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from its rules, S&P Dow Jones will provide sufficient notice, whenever possible.

In addition to the daily governance of the Technology Software Index and maintenance of the Technology Software Index methodology, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Technology Software Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

Historical Information

The closing value of the iShares® Expanded Tech-Software Sector ETF on January 30, 2023 was $277.37.

The graph below shows the closing value of the iShares® Expanded Tech-Software Sector ETF for each day such value was available from January 2, 2018 to January 30, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
The Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the energy sector. The Energy Select Sector Index includes companies in the following industries: oil, gas and consumable fuels; and energy equipment and services.

The Energy Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Energy Select Sector SPDR® Fund. Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

Please refer to the section “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Energy Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Energy Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Energy Select Sector SPDR® Fund. We make no representation as to the performance of the Energy Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Energy Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Energy Select Sector SPDR® Fund on January 30, 2023 was $89.14.

The graph below shows the closing value of the Energy Select Sector SPDR® Fund for each day such value was available from January 2, 2018 to January 30, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
The Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Health Care Select Sector Index. The Health Care Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the health care sector. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology.

The Health Care Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Health Care Select Sector SPDR® Fund. Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Health Care Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLV.”

Please refer to the section “Fund Descriptions—The Select Sector SPDR® Funds” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Health Care Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Health Care Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Health Care Select Sector SPDR® Fund. We make no representation as to the performance of the Health Care Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Health Care Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Health Care Select Sector SPDR® Fund on January 30, 2023 was $131.66.

The graph below shows the closing value of the Health Care Select Sector SPDR® Fund for each day such value was available from January 2, 2018 to January 30, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025
Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.34% ($23.40) for each security it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 1.75% ($17.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due February 3, 2025

authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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